Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of September 15th, 2022 (the “Amendment”), is made pursuant to that certain Revolving Credit and Security Agreement dated as of August 12, 2021 (as renewed, amended or restated from time to time, the “Credit Agreement”), among PENNANTPARK FLOATING RATE FUNDING I, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); PENNANTPARK INVESTMENT ADVISERS, LLC, a Delaware limited liability company, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”), the LENDERS from time to time party hereto; TRUIST BANK, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), TRUIST BANK, as the swingline lender (the “Swingline Lender”), U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); U.S. BANK NATIONAL ASSOCIATION, as collateral administrator (in such capacity, together with its successors and assigns, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION, as backup collateral manager (in such capacity, together with its successors and assigns, the “Backup Collateral Manager”).

W I T N E S S E T H :

WHEREAS, prior to the date hereof, the Administrative Agent notified each of the parties to the Credit Agreement that at least five currently outstanding syndicated credit facilities denominated in Dollars contain a SOFR-based rate as a benchmark rate, and the Administrative Agent and the Borrower have jointly elected to replace the Eurocurrency Rate for Eurocurrency Borrowings denominated in Dollars, which is currently based on the ICE Benchmark Administration Limited London interbank offered rate, with a SOFR-based rate in accordance with clause (1) of the definition of Benchmark Replacement (such election, the “SOFR Early Opt-in Election” and such SOFR-based rate, the “SOFR Benchmark Replacement”);

WHEREAS, the Administrative Agent has delivered written notice of the SOFR Early Opt- in Election as well as the SOFR Benchmark Replacement to the Lenders and the Benchmark Replacement Date has occurred with respect to such SOFR Early Opt-in Election;

WHEREAS, in connection with the implementation of such Benchmark Replacement, the Administrative Agent desires to make certain Benchmark Replacement Conforming Changes pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms hereof, the Credit Agreement is hereby amended as follows:

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Section 1. Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Credit Agreement.

Section 2. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be amended with text marked in underline (e.g., addition or addition) indicating additions to the Credit Agreement and with text marked in strikethrough (e.g., ~~deletion~~ or ~~deletion~~) indicating deletions to the Credit Agreement as set forth in Exhibit A attached hereto.

Section 3 Conditions Precedent. This Amendment shall become effective upon execution by the Administrative Agent and no other further action or consent by any other party to the Credit Agreement or any other Facility Document is required.

Section 4. Agreement in Full Force and Effect. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms, and the Liens created and provided for by the Facility Documents remain in full force and effect and continue to secure, among other things, the performance of all of the Borrower’s Obligations under the Facility Documents and the Credit Agreement as amended hereby. Reference to this specific Amendment need not be made in the Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 5. Execution in Counterparts. Delivery of an executed counterpart hereof by facsimile transmission or by e-mail transmission of an electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, or DocuSign) shall be effective as delivery of a manually executed counterpart hereof.

Section 6. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED

HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THE CONFLICT OF LAW PRINCIPLES THEREOF WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAW OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the Administrative Agent has caused this First Amendment to Revolving Credit and Security Agreement to be executed and delivered by its duly authorized officers as of the date set forth above.

TRUIST BANK, as Administrative Agent

By:	/s/Jason Meyer
Name: Jason Meyer
Title: Managing Director

[Signature Page to First Amendment to Revolving Credit and Security Agreement (PennantPark)]

EXHIBIT A

See Attached

~~EXECUTION VERSION~~CHAPMAN DRAFT DATED AUGUST 31, 2022

CONFORMED THROUGH FIRST AMENDMENT DATED AS OF SEPTEMBER 15, 2022

REVOLVING CREDIT AND SECURITY AGREEMENT

among

PENNANTPARK FLOATING RATE FUNDING I, LLC,

as Borrower,

PENNANTPARK INVESTMENT ADVISERS, LLC,

as Collateral Manager

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

TRUIST BANK,

as Administrative Agent

TRUIST SECURITIES, INC.,

as Lead Arranger

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Administrator

U.S. BANK NATIONAL ASSOCIATION,

as Backup Collateral Manager

and

U.S. BANK NATIONAL ASSOCIATION,

as Custodian

Dated as of August 12, 2021

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REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT dated as of August 12, 2021 among PENNANTPARK FLOATING RATE FUNDING I, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); PENNANTPARK INVESTMENT ADVISERS, LLC, a Delaware limited liability company, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”), the LENDERS from time to time party hereto; TRUIST BANK, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”), TRUIST BANK, as the swingline lender (the “Swingline Lender”), U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”); U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”); U.S. BANK NATIONAL ASSOCIATION, as collateral administrator (in such capacity, together with its successors and assigns, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION, as backup collateral manager (in such capacity, together with its successors and assigns, the “Backup Collateral Manager”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

hereto.

“Account Control Agreement” means an agreement in substantially the form of Exhibit E

“Adjusted Eurocurrency Rate” means (a) for the Interest Accrual Period for any

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Eurocurrency Borrowing denominated in Dollars, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to ~~(i)~~  the greater of (A) zero percent (0%), and (B) the sum of (i) the Eurocurrency Rate for such Interest Accrual Period ~~multiplied by (ii) the Statutory Reserve Rate for such Interest Accrual Period~~for Dollars, plus (ii) 0.11448% and (b) for the Interest Accrual Period for any Eurocurrency Borrowing denominated in a Currency (other than Dollars) an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (A) zero percent (0%) and (B) the Eurocurrency Rate for such Interest Accrual Period for such Currency.

“Administrative Agent” has the meaning assigned to such term in the introduction to this

Agreement.

“Administrative Expense Cap” means, for any rolling 12-month period, an amount equal to $300,000.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, to the Collateral Agent, the Collateral Administrator, the Backup Collateral Manager, Securities Intermediary and the Custodian, any amounts payable pursuant to the Collateral Agent Fee Letter, the Backup Collateral Manager Fee Letter, the Custodian Fee Letter, the Collateral Administration Agreement, this Agreement and the other Facility Documents;

(b) second, to the Administrative Agent for fees and accrued expenses;

(c) third, to the Collateral Manager for expenses (including indemnities) incurred by the Collateral Manager in connection with the services provided under this Agreement and as further described in Sections 11.03, 11.07 and 11.09; and

(d) fourth, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) the Rating Agencies for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loans;

(iii) any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iv) the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under any Facility

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(b) the Defaulted Collateral Loan Balance, plus

(c) the Dollar Equivalent of the aggregate purchase price of all Discount Collateral Loans that are Eligible Collateral Loans and not Defaulted Collateral Loans, Haircut Collateral Loans or Credit Improved Loans, plus

(d) the Revolving Exposure in respect of all Delayed Drawdown Collateral

Loans and Revolving Collateral Loans that are Eligible Collateral Loans, plus

(e) for each Credit Improved Loan, an amount equal to the lower of (i) its

Principal Balance and (ii) its Market Value, plus

(f) the Haircut Collateral Loan Balance;

provided that, in calculating the Aggregate Collateral Balance, no Collateral Loans shall be included at a value in excess of the value of such Collateral Loan as reflected on the books and records of the Collateral Manager on such date of determination.

“Aggregate Funded Spread” means, as of any date, the sum of:

(a) in the case of each Floating Rate Obligation (excluding any Floor Obligation) that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the excess of the sum of such spread and such index over Specified ~~LIBOR~~Eurocurrency Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Loan; and

(b) in the case of each Floor Obligation, (i) the excess of the interest rate on such Floor Obligation (including any interest rate spread) as of such date over Specified ~~LIBOR~~Eurocurrency Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Loan.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date and (b) the undrawn commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Pounds

Sterling, Euros, and Australian Dollars.

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“Backup Collateral Manager Fee Letter” means the Collateral Agent Fee Letter, setting forth the fees payable by the Borrower, among other parties, to the Backup Collateral Manager in connection with the transactions contemplated by this Agreement, as the same may be amended or amended and restated from time to time.

“Backup Collateral Manager Indemnified Amounts” has the meaning set forth in Section

13.04 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) the ~~rate as displayed in the Bloomberg Financial Markets System (or on any successor or substitute page of such service, or any successor~~sum of (i) the greater of (1) the sum of (A) the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) Eurocurrency Banking Days for Dollars prior to such day, as such ~~service, providing~~  rate ~~quotations comparable to those currently~~is published by the Term SOFR Administrator; provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to ~~Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, the immediately preceding Business Day), for Dollar deposits with a term of one month plus,~~that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the rate under this clause (A) will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Eurocurrency Banking Day for Dollars for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Eurocurrency Banking Day for Dollars is not more than three (3) Eurocurrency Banking Days for Dollars prior to such Base Rate Term SOFR Determination Day; plus (B) .11448%, and (2) the Floor; plus (ii) solely to the extent that an Event of Default has occurred and is continuing, ~~1.0~~1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the ~~rate as displayed in the Bloomberg Financial Markets System (or~~

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~~successor therefor)~~Term SOFR Reference Rate as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or ~~such rate as displayed in the Bloomberg Financial Markets System (or successor therefor)~~the Term SOFR Reference Rate, respectively.

“BDC” means PennantPark Floating Rate Capital Ltd., a Maryland corporation.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower LLC Agreement” means the Limited Liability Company Operating Agreement of the Borrower, dated as of June 23, 2011.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, an amount equal to:

(a) the Aggregate Collateral Balance (excluding the Revolving Exposure pursuant to clause (d) of such definition), minus

(b) (i) during the Reinvestment Period, the Excess Concentration Amount and (ii) after the Reinvestment Period, the Excess Concentration Amount calculated as of the last day of the Reinvestment Period.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day other than a Saturday or Sunday, provided that the following shall not constitute Business Days (i) days on which banks are authorized or required to close in New York, New York, Minneapolis, Minnesota, Florence, South Carolina, or Charlotte, North Carolina, (ii) days on which the Depository Trust Company or commercial paper markets in the United States are closed, and (iii~~) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance denominated in Dollars bearing interest at the Eurocurrency Rate or the determination of the Eurocurrency Rate, days on which banks are dealing in Dollar deposits in the interbank eurodollar market in London, England are closed and (iv~~) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance denominated in any Agreed Foreign Currency, days on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center are closed.

“Canadian Dollars” and “Cdn $” each means the lawful currency of Canada.

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the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning given in Section 12.07(a).

“Erroneous Payment Deficiency Assignment” has the meaning given in Section 12.07(d).

“Erroneous Payment Impacted Class” has the meaning given in Section 12.07(d).

“Erroneous Payment Return Deficiency” has the meaning given in Section 12.07(d).

“Erroneous Payment Subrogation Rights” has the meaning given in Section 12.07(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Banking Day” means for Eurocurrency Advances, Eurocurrency Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Dollars, any day ~~(other than~~except for (i) a Saturday ~~or~~, (ii) a Sunday) or (iii) a day on which ~~banks are open for business in London, England~~the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;

(b) Euros, a TARGET Day;

(c) Canadian Dollars, any day (other than a Saturday or Sunday) on which

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banks are open for business in Toronto, Canada; or

(d) Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia.

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the

Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Accrual Period:

(a) in the case of Eurocurrency Borrowings denominated in Dollars, the ~~ICE Benchmark Administration Limited London interbank offered~~ rate per annum ~~for deposits in the relevant Currency for a period~~ equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period ~~as displayed in~~on the ~~Bloomberg Financial Markets System (or such other page on that service or such other service designated by the ICE Benchmark Administration Limited for the display of such Administration’s London interbank offered rate for deposits in the relevant Currency) as of 11:00 a.m., London time on the day~~day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Eurocurrency Banking Days for Dollars prior to the first day of ~~the~~such Interest Accrual Period, as such rate is published by the Term SOFR Administrator (the “~~LIBO~~SOFR Screen Rate”); provided, that if ~~the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Accrual Period, Eurocurrency Rate shall mean for Dollars, the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of~~

~~1%) of the rate per annum at which the Administrative Agent could borrow funds if it were to do so by asking for and then accepting interbank offers two~~as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Eurocurrency Rate for Eurocurrency Borrowings denominated in Dollars will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Eurocurrency Banking Day for Dollars for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Eurocurrency Banking Day for Dollars is not more than three (3) Eurocurrency Banking Days for Dollars ~~preceding the first day of such Interest Accrual Period in the London interbank market for Dollars as of 11:00 a.m. for delivery on the first day of such Interest Accrual Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Eurocurrency Borrowing;~~prior to such Periodic Term SOFR Determination Day (the rate under this clause (a) referred to herein as, “Term SOFR”).

(b) in the case of Eurocurrency Borrowings denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Accrual Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, the “EURIBOR Screen Rate”) at

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“Floor Obligation” means, as of any date:

(a) a Floating Rate Obligation (1) for which the Related Documents provides for a ~~Libor~~London interbank offered rate option or a SOFR option and that such ~~Libor~~ rate is calculated as the greater of a specified “floor” rate per annum and ~~the London interbank offered~~such rate for the applicable interest period and (2) that, as of such date, bears interest based on such ~~Libor~~London interbank offered rate option or SOFR option, but only if as of such date the London interbank offered rate or SOFR for the applicable interest period is less than such floor rate; and

(b) a Floating Rate Obligation (1) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (2) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Agreed Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Collateral Manager and reported to the Administrative Agent and the Collateral Administrator.

“Foreign Currency Loan OC Balance” means, for any Collateral Loan denominated in an Agreed Foreign Currency, the sum of, (a) the product of (i) the Dollar Equivalent outstanding principal balance of such loan, and (ii) the difference of 1 minus the Advance Rate applicable to such loan, (b) the Dollar Equivalent of any Excess Concentration Amount attributable to such Collateral Loan, and (c) if such Collateral Loan is a Haircut Collateral Loan, the product of (i) the Dollar Equivalent outstanding principal balance of such Haircut Collateral Loan and (ii) 1 minus such Haircut Collateral Loan’s Recovery Rate.

“Foreign Currency Variability Factor” means, with respect to each Agreed Foreign

Currency, the percentage opposite such Agreed Foreign Currency set forth in the table below:

Applicable Currency	Percentage Factor
Euros	33%
Canadian Dollars	38%
Pounds Sterling	51%
Australian Dollars	61%

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“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Asset Amount” means, for any Payment Date, the Aggregate Collateral Balance as of the last day of the most recent Collection Period.

“Monthly Report” has the meaning specified in Section 8.06(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.06(a).

“Monthly Reporting Date” means the 20th calendar day (or, if such day is not a Business

Day, on the next succeeding Business Day) of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multicurrency Advance” means an Advance denominated in Dollars or an Agreed

Foreign Currency.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Worth” means, for any Obligor and at any time the same is to be determined, the difference between total assets and total liabilities of such Obligor, total assets and total liabilities each to be determined in accordance with GAAP.

“Non-Cash Paying PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid later; provided that the portion of such interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate paid (x) at a floating rate of less than 2.50% per annum over ~~LIBOR~~London interbank offered rate or SOFR, as applicable, or (y) at a fixed rate of less than 6.0% per annum.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Noteless Loan” means a Collateral Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time

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or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Collateral Agent Fee Letter or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay

Collections in respect of such Collateral Loan.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Offer” has the meaning given in Section 8.07(c).

“Original Currency” has the meaning assigned to such term in Section 2.14.

“Other Connection Taxes” has the meaning given in Section 15.03(a).

“Other Taxes” has the meaning given in Section 15.03(b).

“Ownership Certificates” means, in respect of any Collateral, all stock, ownership certificates, participation certificates and other “instruments” and “certificated securities” (as such terms are defined in the UCC), if any, governing or evidencing or representing ownership of such Collateral.

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid later; provided that the portion of such interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate paid (x) at a floating rate of not less than 2.50% per annum over ~~LIBOR~~London interbank offered rate or SOFR, as applicable, or (y) at a fixed rate of not less than 6.0% per annum.

“Participant” means any Person to whom a participation is sold as permitted by Section

15.06(d).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower’s commitment to acquire the same, constitute a Collateral Loan.

“PATRIOT Act” has the meaning assigned to such term in Section 15.16.

“Payment Account” means, collectively, the payment accounts of the Collateral Agent established pursuant to Section 8.03(a).

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8.04.

“Revolving Reserve Required Amount” has the meaning assigned to such term in Section

“RFR”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to Daily Simple RFR for the applicable Currency.

“RFR Administrator” means the SONIA Administrator.

“RFR Administrator’s Website” means the SONIA Administrator’s Website.

“RFR Business Day” means, for any Advances, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”. “RFR Rate” means, for any Advances, Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, SONIA.

“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Ratings Group.

“S&P Industry Classification” means the industry classifications set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if S&P publishes revised industry classifications. The determination of which S&P Industry Classification to which an Obligor belongs shall be made in good faith by the Collateral Manager.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Screen Rate” means each of the ~~LIBO~~SOFR Screen Rate, the EURIBOR Screen Rate, the

CDOR Screen Rate and the BBSY Screen Rate.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

that:

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”)

(a) is a First Lien/Last Out Loan; or

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“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Collateral Management Fee” means the monthly fee, accruing from the Closing Date, payable in arrears on each Payment Date for the related Interest Accrual Period, in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year and the actual number of days elapsed) of the Monthly Asset Amount.

“Senior Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or any comparable term relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness defined in the Related Documents for such Collateral Loan, and in any case that “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered in connection with this Agreement or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under Section 101(32) of the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the

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facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Topic 740 of the Accounting Standards Codification of the Financial Accounting Standards Board).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the

Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Entity” means a limited liability company or other business entity that is created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of the Borrower LLC Agreement.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.05(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five (5) Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Collateral Manager may (and, if the-then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.05(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof.

“Specified ~~LIBOR~~Eurocurrency Rate” means at any time:

(a) if no Advances are bearing interest at the Adjusted Eurocurrency Rate, the rate determined by the Administrative Agent as if (1) Advances having an aggregate principal balance of $10,000,000 were bearing interest at the Adjusted Eurocurrency Rate hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Closing Date) through the next following Payment Date;

(b) if only one Interest Accrual Period for Advances bearing interest at the Adjusted Eurocurrency Rate is outstanding at such time, the Eurocurrency Rate in effect with respect to such Advances for such Interest Accrual Period; and

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the Adjusted Eurocurrency Rate is outstanding at such time, a rate per annum equal to (1) the sum of the products, for each such Interest Accrual Period, of the Eurocurrency Rate (as determined by the Administrative Agent) in effect with respect to such Interest Accrual Period multiplied by the Dollar Equivalent of the principal amount of Advances then bearing interest at a rate based on such Eurocurrency Rate, divided by (2) the Dollar Equivalent of the aggregate principal amount of all Advances bearing interest at the Adjusted Eurocurrency Rate outstanding at such time, rounded to the nearest 0.01%.

“Split First Lien Loan” means any Collateral Loan that (a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment thereto; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Split First Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 0.5x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition may be deemed by the Collateral Manager in its reasonable judgment to be either (x) Split Lien Loans or (y) Second Lien Loans.

“Split Lien Loan” means any Collateral Loan that (a) would otherwise satisfy the criteria of a First Lien Loan but which has been structured with a credit facility that is senior in right of payment with respect to current assets; and (b) satisfies the following criteria: (i) the aggregate commitment of such senior credit facility is less than or equal to 25.00% of the total first lien indebtedness with respect to such Collateral Loan (including the Split Lien Loan and such senior credit facility), and (ii) the senior credit facility portion (as measured by commitment) has a trailing twelve-month senior debt to EBITDA ratio of less than or equal to 1.0x. For the avoidance of doubt, Collateral Loans not satisfying the criteria set forth in this definition may be deemed by the Collateral Manager in its reasonable judgment to be Second Lien Loans.

~~“Statutory Reserve Rate” means, for the Interest Accrual Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Accrual Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~

“Stretch Senior Loan” means any Collateral Loan (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting the underlying collateral for such Collateral Loan, subject to Permitted Liens, (b) for which no other secured

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“Swingline Refinancing Advances” has the meaning assigned to such term in Section

2.02(c).

“Swingline Refinancing Date” has the meaning assigned to such term in Section 2.02(c).

“Syndicated Advance” has the meaning assigned to such term in Section 2.01.

“Syndicated Borrowing” has the meaning assigned to such term in Section 2.01.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” has the meaning assigned to such term in Section 15.03(a).

“Term SOFR” has the meaning assigned to such term in clause (a) of the definition of

Eurocurrency Rate.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative

Agent as the forward-looking term rate based on SOFR.

“Tier 1 Obligor” means an Obligor of any Collateral Loan with EBITDA greater than or equal to $50,000,000 (determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the Obligor).

“Tier 2 Obligor” means an Obligor of any Collateral Loan with either (a) EBITDA greater than or equal to $20,000,000 or (b)(i) EBITDA greater than $5,000,000 and less than $20,000,000 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25x and a Debt to Capitalization Ratio of no more than 65.0% (in each case, determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the Obligor).

“Tier 3 Obligor” means an Obligor that does not meet the criteria of a Tier 1 Obligor or a

Tier 2 Obligor.

“Total Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Total Leverage Ratio”, “Total Net Leverage Ratio” or any comparable term relating to total indebtedness defined in the Related Documents for such Loan, and in any

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Advances and Borrowings may also be identified by Currency.

Section 1.06. Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. The outstanding principal amount of any Borrowing that is denominated in any Agreed Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Agreed Foreign Currency of such Borrowing determined as of the date of such Borrowing. Wherever in this Agreement (x) in connection with a Borrowing, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing is denominated in an Agreed Foreign Currency or (y) in connection with a Collateral Loan, any applicable criteria including, but not limited to, the Concentration Limitations and the definition of Eligible Collateral Loan, is expressed in Dollars, but such Collateral Loan is denominated in an Agreed Foreign Currency, in each case such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Agreed Foreign Currency).

Section 1.07. Calculation of Borrowing Base. In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Calculation Statement, all amounts shall be expressed in Dollars. If any such amount is denominated in an Agreed Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Agreed Foreign Currency).

Section 1.08. ~~LIBOR. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR's administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark administration. This public statement constitutes a Benchmark Transition Event. To the extent the Final Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section~~

~~2.11(b)(i) for any applicable tenors of USD LIBOR.~~Rates. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.11(b)(i) and (ii) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(b)(iv), of any change to the reference rates upon which the interest rates on Eurocurrency Advances are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR, the Base Rate, the Term SOFR Reference Rate, Term SOFR, or other rates in the definitions of “Adjusted Eurocurrency Rate”, “Eurocurrency Rate” and “RFR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b)(i) or

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(ii), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(b)(iii)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Eurocurrency Rate or RFR Rate, as applicable, or have the same volume or liquidity as did the the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Eurocurrency Rate or RFR Rate, as applicable, prior to its discontinuance or unavailability.

ARTICLE II ADVANCES

Section 2.01. Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III:

(a) each Lender severally agrees to make loans in Dollars and in Agreed Foreign Currencies to the Borrower (each, a “Syndicated Advance”) from time to time on any Business Day during the period from the Funding Effective Date until the Commitment Termination Date (or thereafter pursuant to Section 8.04), on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Maximum Available Amount as then in effect.

(b) the Swingline Lender agrees to make loans in Dollars (each, a “Swingline Advance” and, together with the Syndicated Advances, the “Advances”) to the Borrower from time to time on any Business Day during the period from the Funding Effective Date until the date that is five (5) Business Days prior to the Commitment Termination Date (the “Swingline Facility End Date”) in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) $20,000,000 and (ii) the aggregate unused Commitment of the Swingline Lender. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swingline Lender to make Swingline Advances shall be subject to all of the terms and conditions of this Agreement, and Swingline Lender shall not make any Swingline Advances if any of the conditions precedent in Section 3.02 are not satisfied; provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Advance have been satisfied unless notified to the contrary by the Administrative Agent, the Collateral Agent, the Majority Lenders, the Borrower or the Collateral Manager on the Borrower’s behalf.

Each such borrowing of a Syndicated Advance on any single day is referred to herein as a “Syndicated Borrowing”; each such borrowing of a Swingline Advance on any single day is referred to herein as a “Swingline Borrowing”; and Syndicated Borrowings and Swingline Borrowings are referred to herein collectively as “Borrowings”.

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in which such obligations, interest, fees, commissions or other amounts are denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the ~~SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day~~.

~~“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~

~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable~~ Reference Time, the forward-looking term rate based on SOFR that has been selected or ~~recommended by the Relevant Governmental Body.~~

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement for Dollars in accordance with this Section 2.11(b) that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.12. Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such

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unreasonable manner.

If the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any Facility Document or Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such person in accordance with any notice given by the Required Lenders (or the Administrative Agent on their behalf) pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such person, the Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that such Required Lenders or persons purporting to be the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two-Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

The Collateral Agent, the Collateral Administrator, the Backup Collateral Manager and the Custodian shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of LIBOR, ~~LIBO Screen Rate,~~ Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event or any amendment or

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change required to be made to the applicable interest rate, (ii) select, determine or designate any LIBOR, ~~LIBO Screen Rate,~~ Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

The Collateral Agent, the Collateral Administrator, the Backup Collateral Manager and the Custodian shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, ~~LIBO Screen Rate,~~ Daily Simple SOFR, Daily Simple RFR, SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate) and absence of a designated replacement Interest Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 12.02. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03. Agent’s Reliance, Etc. (a) Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from

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